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                                                                     EXHIBIT 5.1

Stradling Yocca Carlson & Rauth
Newport Beach, California

                                February 14, 2003

ISTA Pharmaceuticals, Inc.
15279 Alton Parkway, Building 100
Irvine, CA 92618

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 18, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 40,000 shares of Common Stock reserved for issuance under the Company's 2000 Employee Stock Purchase Plan (the "Plan").

         We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                                         Very truly yours,

                                         STRADLING YOCCA CARLSON & RAUTH
                                         a Professional Corporation